UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KEVEN INVESTMENTS

FORMERLY

SOUTHERN STATES LAND DEVELOPMENT

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(Name of small business issuer in its charter)

Nevada	7500	88-0323451

State or jurisdiction	Primary Standard Industrial	IRS Employer
of incorporation,	Classification Code Number	I.D. Number

(Address and telephone number of principal executive offices)

3729 West Desert Inn Road, Las Vegas, NV 89102 (702) 368-1360

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(Address of principal place of business or intended principal place of business)

3729 West Desert Inn Road, Las Vegas, NV 89102

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(Name, address and telephone number of agent for service)

Shogun Investment Group 9116 Covered Wagon Drive, Las Vegas NV 89117 (702) 966-0600

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Approximate date of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If any of the securities being register on this form are to be offered on a delayed or continuous bases pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

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Title of Each Class Of Securities To Be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common stock, $ .001 Par value	2,000,000	$.10	$ 200,000	$6.14

TOTAL	2,000,000	$.10	$200,000	$6.14

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

Prospectus

KEVEN INVESTMENTS

FORMERLY

SOUTHERN STATES LAND DEVELOPMENT

Common Stock

Our existing shareholders are offering for sale 2,000,000 shares of common stock. There are no underwriters.

No Securities exchange listing at this time.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of theses securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Estimate of the offering range and maximum offering price is 2,000,000 shares of stock at $.10 per share.

There are no underwriters, discounts or commissions.

All proceeds will be distributed to the existing selling shareholders.

This prospectus will not be used before the effective date of the registration statement.

Information in this prospectus will be amended or completes as needed.

This registration has been filed with the securities exchange commission.

These securities may not be sold until the registration statement becomes effective.

This prospectus is not an offer to sell these securities and is not soliciting an offer to but these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

The information in this preliminary prospectus may be changed. Existing shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Part 1. Information Required in Prospectus

Subject to completion                   2007

The date of this prospectus is               2007

ITEM 3.

SUMMARY INFORMATION THE OFFERING

By Existing Shareholders

By means of this prospectus a number of Keven's shareholders are offering to sell up to 2,000,000 shares of Keven common stock at a price of $0.10 per share. If and when Keven common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Keven will not receive any proceeds from the sale of the common stock by the selling stockholders.

As of the date of this prospectus there was no public market for Keven's common stock. Although Keven plans to have its shares listed on the OTC Bulletin Board or any other public market. Keven may not be successful in establishing any public market for its common stock, because the many variables that will determine our success are uncertain and subject to change based upon circumstances that are not foreseen (for example changes in actual demand for our product or services, success or failure of particular product or strategy) in the market place, etc.

Neither the Securities and Exchange Commission nor any State Securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPRECTIVE INVESTORS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

The following summary is a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urges to read this prospectus in its entirety.

Keven Investments was incorporated in the state of Nevada on January 7, 1999, DBA Las Vegas Air Auto and Service Center. Its predecessor, Southern States Land Development., was incorporated in the state of Nevada on August 18, 1994. On June 1, 2007, Southern and Keven merged with Southern being the surviving company and changed it’s name to Keven Investments. Keven’s primary business is the auto air and service business.

The company services the entire Las Vegas Metropolitan area, which includes Las Vegas, North Las Vegas and Henderson.

Keven offers a wide range of auto air conditioning services. It is ultimately the goal of the company to offer a one-stop facility for all auto-servicing needs, including air conditioning repair, brakes, transmission, wheel alignment, etc. In this way the company can offer greater perceived value for the customer than many other shops, which specialize in certain areas.

The industry is highly competitive with suppliers having a great deal of power in setting and negotiating the prices of their products and services to repair shops. In addition, because the customers see the service as undifferentiated and a “commodity” with little value separation between competitors, buyer power is also very high. Finally, the barriers to entry are moderately low, and the large number of competitors in this field, including substitutes (such as do-it-yourself work) means that the pricing for such services are very competitive.

The company employs trained and certifies mechanics.

Our company faces over 400 auto repair and auto parts competitors in the local area. Only a quarter of these competitors offer both auto repair services and auto parts inventories. Among these, only a few are major national chains. The remainders are small privately owned establishments.

Our company is strategically located at one of the main cross-centers that connect the East to West and North to South ares of the metropolitan Las Vegas.

The trend of sales is on a decrease because of the specialized services of the company. The company is mainly involved in installing and repairing air conditioning units in older autos. Because older autos are disappearing at a rapid rate, and most all new cars are now equipped with air condition, the sales of the company are on a decrease.

However, the management is in the process of upgrading its technical equipment to repair older autos as well as newer autos.

The company’s liquidity is also in a down turn requiring lines of credit to keep operating in months outside of peak season months. However, the lines of credit are paid down in the peak season months of operation. The seasonal peak months are April, May, June, July, August and September when it is very hot in Las Vegas, Nevada. The non-peak months are January, February, October, November, and December when the weather is cold. The company runs on about 70% cash flow from operations during the non-peak months with the lines of credit providing the cash difference needed to operate.

 For the one-year period ended June 30, 2007, Keven had income of $455,103 and a net loss of $12,341.

We are considered a development stage company and our auditor has expressed a going concern opinion in the audit.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide to buy our shares. Should anyone or more of these risks actually materialize the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

1.  You May Lose Your Entire Investment.

The company is subject to all the risks and uncertainties which are characteristic of any enterprise, including substantial problems, expenses and other difficulties typically encountered in the course of, establishing new markets, organizing operations and marketing procedures, and engaging and training new personnel. The likelihood of our success must be considered in light of these problems, expenses, complications, and delays. Should we be unable to overcome these obstacles, you stand to lose your entire investment.

2.  Our Auditor Has Expressed a Going Concern Qualification.

Our independent auditor has expressed this as a "going concern" qualification in the Independent Auditor's Report on the footnotes to Keven consolidated financial statements. This means that there is doubt as to the Company's ability to continue operations.

3.  We Will Be Subject to Intense Competition.

Keven operates in the highly competitive Auto Air and Services Center business. The Company faces competition from existing companies with considerably more financial and business related sources. Such competition may have an adverse effect on Keven's profitability.

4 ..   We expect to face strong competition from such well-established companies and small independent companies like ourselves.

Accordingly, we expect to compete on the basis of price (or the value to the customer of the services performed) and on the basis of our reputation among customers as a quality provider of management services and our locality of operation. We expect to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate resources to enable us to take advantage of such advances.

5.   We May Encounter Unforeseen Costs in the Auto Air and Service Center Business.

Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by auto air and service center companies based upon management's knowledge may not be accurate. There can be no assurance that analysis of the customer's various needs, recommendations for and/or implementation of improvements, modifications, cost reductions, and consulting and specific problem-solving, will not cost significantly more than expected or even prove to be prohibitive. Further, we are unable to predict the amount of time or funding that may be consumed in our efforts to obtain the additional debt and/or equity financing that may be required permitting Keven to offer all of the services currently offered by a Keven' There can be no assurance that cost overruns will not occur or that such cost overruns will not adversely affect us. We currently have no plans to obtain additional debt or equity financing.

6.   We Have Some Debt Obligations.

The Company has several thirty to ninety day obligations, which may affect our cash flow and ability to operate as anticipated.  Our current debt obligations exceed our current cash flow but the company anticipates reversing this as the company’s business plan is fully exploited.

7.   If our stock price drops significantly, we may become subject to securities litigation that could result in a harmful diversion of our resources.

In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against such companies. Any litigation arising from the volatility in the price of our common stock could have an adverse effect upon our business financial condition and results of operations.

8.   State Blue Sky Regulations may make it difficult for you to resell your stock.

To ensure that state laws are not violated through the resale of our securities, we will refuse to register the transfer of any of our securities unless we are satisfied that the transfer doesn't violate any state laws.

9.   0ur common stock currently is and may continue to be subject to additional regulations applicable to lower priced securities.

Our common stock may be subject to a number of regulations that can affect its price and your ability to sell it. For example, Rule 15g-9 under the Exchange Act may apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

In addition, under United States securities regulations, our common stock consists of "penny stocks." Penny stocks, in general, are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock. The penny stock rules will not apply if the market price of our common stock is $5.00 or greater. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

10.   Some of our current shareholders will become eligible in the future to sell their stock, which may adversely affect the market price of your stock.

Common stock owned by our present shareholders, officers and directors have shares that are deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"). In the future they may sell their securities under Rule 144 which provides, in essence, that a person having held restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of the Company's issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four calendar weeks prior to the sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitations by a person who is not an affiliate of the Company, and who has satisfied a two (2) year holding period.

11.   We Do Not Anticipate Paying Any Dividends or Interest Payments in the Foreseeable Future.

We have not paid any dividends since our Company's inception and we do not anticipate paying any dividends on our common stock in the foreseeable future. We anticipate that earnings, if any, which may be generated from operations will be used to finance our continued operations and growth. If you anticipate the immediate need of dividends from your investments you should consider not purchasing any of our shares.

12.  We relay on Key Executives.

Our abilty to succeed is substantially dependent on the performance of its officers and Directors. Our success also depends on our ability to attract, hire, retain and motivate furure Officers and key employees. The loss of the services of any of these executive Officers or other key employees could have a material adverse effect on our business prospects, financial condition and result of operations.

We have not entered into employment agreements with any of our Officers and Directors, and currently have no “Key Man” life insurance policies. Our future success may also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on our business prospects, financial condition and results of operations.

There are no independent directors to provide management oversight.

13.  Management will have significant control over our decision regarding our business.

Under the terms of our Articles of Incorporation filed with the Secretary of State of Nevada with respect to the rights, preferences and limitations of Common Shares, each common shareholder is entitled to vote on any matters presented to our stockholders. 80% of Keven’s common stock is held by 2 related individuals and as such they are able to control the affairs of the Company regardless of the votes of the remaining holders of the Company’s common stock.

This Prospectus Contains Forward- Looking Statements.

This statement includes projections of future results and forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 as amended (the" Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the" Exchange Act"). All statements that are included in this prospectus including statements of historical fact are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable it can give no assurance that such expectations disclosed in this statement including without limitation, in conjunction with those forward-looking statements contained in this statement.  It should be noted that as the Company is issuing a “Penny Stock” Section 27A of the Securities Act of 1933 is inapplicable to the Company.

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend" and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actually results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "risk factors" section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual; results to differ materially from the forward-looking statements made in this prospectus.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements as of June 30, 2006 and June 30, 2007

Consolidated Balance Sheet Data

	June 30, 2006	June 30, 2007
Total Assets	113.637	128,277

Common Stock	7,000	10,000

Paid-in Capital	131,209	129,320

Retained Earnings (Accumulated Deficit)	(74,337)	(86,678)

Total Shareholders' equity	63.872	52,642

 ITEM 4

USE OF PROCEEDS

Keven will not receive any proceeds from this offering.

All proceeds from the sale of the 2,000,000 shares from the existing shareholders will be paid directly to those shareholders.

ITEM 5

DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

At present there is no public market for the common stock being registered. The selling shareholders arbitrarily selected an offering price of $.1 0 cents per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

ITEM 6

DILUTION

Shares outstanding	10,000,000 Shares
Shares offered by selling shareholders	2,000,000 Shares
Net tangible book value per share	$ 0.0129
Offering price per share	$ .10
Dilution to purchaser of shares offered by this prospectus	$4.0871 per share

ITEM 7

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling" shareholders". The selling shareholders acquired their shares from Keven in private negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.

•

A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

Ordinary brokerage transactions and transactions in which the broker solicits purchasers

•

Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither Keven nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, Keven will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Keven will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

Keven has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Keven has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods". Keven has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with Keven or Keven's officers or directors. Other than Don Bradley. Mr. Bradley was the President of Southern States Land Development prior to its acquisition by Keven and is assisiting in the preparation of this offering Memo. To Keven's knowledge, no selling shareholder is affiliated with a broker/dealer.

Manner of Sale

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.   The Selling Shareholders intend to sell their shares at an offeing price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. If and when Keven's common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. Keven will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them. Donald C. Bradley, a selling shareholder will pay all costs of registering the shares offered by the selling shareholders which are estimated to be $35.000 of which $22.500 has been paid as of the date of this prospectus.

LIST OF SELLING SHAREHOLDERS

As of July 31st 2007

NAME	Available	Percentage
	Shares to be sold	Ownership

Christian Anthony	90,000.9%
Don Bradley	170,000	1.7%
Jeff Bradley	90,000.9%
Glen Brow	90,000.9%
Tracy Brow	95,000.95%
Debra Buxton	95,000.95%
Steve Buxton	95,000.95%
Jo Derrick	225,000	2.25%
Shaun Hadley	250,000	2.50%
Harley Hadley	25,000.25%
Lindsi Hadley	25,000.25%
Ron Hayes	95,000.95%
Sherrie Henderson	225,000	2.25%
John Katter	145,000	1.45%
Martin L. Knukel	95,000.95%
Dorothy C. McSweeny	95,000.95%
James Nagai	95,000.95%

TOTAL	2,000,000	20%

ITEM 8

PLAN OF DISTRUBUTION

The securities being offered may be sold by the Selling Shareholders or by those whom such shares are transferred.  The distribution of the securities by the Selling Shareholders may be effected on one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

If our company or its management receives proceeds from the sales of the securities by the Selling Shareholders, those persons may have conducted an illegal distribution of our securities and may be deemed underwriters. Accordingly, they will have liability for any material misrepresentations or omissions in this document and otherwise in the offer and sales of securities.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensations paid to such persons may be regarded as underwriters' compensation.

In addition to, and without limiting each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the 1934 Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person.

Under the 1934 Act, and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off' periods prior to the commencement of such distribution.

Also the Selling Shareholders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the Selling Shareholders.

We have informed Selling Shareholders that, during such time as they may be engaged in distribution of any of shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the Selling Shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specific maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling

Shareholder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

There can be no assurance that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdiction only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the 1934 Act, any person engaged in distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

Timing of Sales.

The Selling Shareholders may offer and sell the shares covered by this prospectus at various times. The Selling Shareholders will act independently of each other in making decisions with respect to the timing, manner and size of each sale.

Offering Price.

The Selling Shareholders intend to sell their shares at an offering price of $0.1 0 per share until our shares are quoted on the O'I'C Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the Selling Shareholders to the public may be:

(1)

The market price prevailing at the time of sale;

(2)

A price related to such prevailing market price; or

(3)

Such other price as the Selling Shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. If out common stock becomes publicly traded, then the sale price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale.

The shares may be sold by means of one or more of the following methods:

(1)

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

(2)

purchase by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

(3)

ordinary brokerage transactions in which the broker solicits purchasers;

(4)

through options, swaps or derivative;

(5)

privately negotiated transactions; or

(6)

in a combination of any of the above methods.

The Selling Shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by the brokers or dealers may, but is not expected to, exceed that which is customary for the types of transaction involved. Broker-dealers may agree with a

Selling Shareholder to sell a specific number of shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker -dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions. In connection with resale of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

We intend to request a broker-dealer to make application to the NASD to have the Company's securities traded on the OTC Bulletin Board System or published, in print and electronic media, or either, in the Pink Sheets LLC "Pink Sheets."

If our Selling Shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

ITEM 9

LEGAL PROCEEDINGS

We are a Nevada corporation in good standing, with the necessary authority to offer the Shares which were issued by the company and being restricted hereunder, and be bound by the terms and conditions of performance on our part. Weare not a party to or involved in or aware of any litigation or other adverse claims, lawsuits, investigations or other legal proceedings of a material nature involving us at this time.

During the past five years, none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency; law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

Keven is not involved in any legal proceedings and Keven does not know of any legal proceedings, which are threatened or contemplated.

ITEM 10

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Our Executive officers and directors are: as follows:

Name	Age	Title	Position

Desmond W. Keven	54	President	Operations Manager

Teresa M. Keven	42	Secretary	General Manager

Desmond W. Keven was employed from 1997 to 1989 by the “general Auto Parts” store in Las Vegas, Nevada as a runner, then counter service and as Associate Parts Manager.

From 1990 to 1995 he was employed by “Wilden’s Pride Dodge” in Las Vegas, Nevada as Parts Manager and from 1995 to 1998 as Parts Service Director.

1998 Desmond W. Keven’s Corporation, Keven Investments purchased Las Vegas Auto Air, and in 1999, he added auto repair and auto parts and named the company Las Vegas Auto Air Service Center.

From 1999 to 2007 they were the only Officers and Directors of Keven Investments. In 2007, Keven Investments merged with Southern States Land Development and Southern States Land Development changed its name to Keven Investments.

Teresa M. Keven has 20 years custermer service experience in the automotive business.

She currently handles customer services and is the In-House accountant.

Desmond and Teresa Kevan are married.

Our officers and directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until his prior resignation or removal. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

ITEM 11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this report concerning beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Name and address	Position	Amount	Percent held	Class
Desmond W. Keven	President	4,000,000	40%	Common
Teresa M. Keven	Secretary	4,000,000	40%	Common
Officers & Directors	Total	8,000,000	80%	Common

Compensation

1.

The named executive officers did not receive additional non-cash compensation, prerequisites or other personal benefits.

2.

Dollar value of base salary (both cash and non-cash) earned during the year.

3.

Dollar value of bonus (both cash and non-cash) earned during the year.

Name and Principal Position (l)	Period ending Dec 31, 2006 Salary (2)	Annual Compensation Bonus (3)

Desmond W. Keven Operations Manager	$ 15,325	$ 15,325

Teresa M. Keven General Manager	$ 15,325	$ 15,325

Stock Options. Keven has not granted any stock options and does not have any stock option plans in effect as of the date of this prospectus. In the future, Keven may grant stock options to its officers, directors, employees or consultants.

Long- Term Incentive Plans. Keven does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans. Keven does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

The following shows the amounts, which Keven expects to pay to its officers during the twelve-month period ending December 31, 2007, and the time, which Keven executive officers plan to devote to Keven's business.

Name	Proposed Compensation	Time to be devoted To Keven's Business

Desmond W. Keven	$ 15,325	Full Time

Teresa M. Keven	$ 15,325	Full Time

Keven does not have any employment agreements with its officers or employees. Keven does maintain key man insurance on the life or in the event of disability of any of its officers.

SHAREHOLDERS

The following lists all shares of Keven's common stock since its incorporation.

Transactions in which the selling shareholders acquires their securities are as follows:

On November 20, 1994, Shaun Hadley receieved 250,000 shares, Sherri Henderson received 225,000 shares and Jo Derrick received 225,000 shares for cash and services which consisted of $700 cah and services consisting of assuming the responsibilities of Officers and Directors.

On June 1, 2007 Desmond W. Keven and Teresa M. Keven exchanged 2500 shares of Keven Investments for 8,000,000 shares of Southern State Land Development. The exchange was at $.0129 per share. Southern State Land

Development name was changed to Keven Investments.

There are no agreements between selling shareholders and the company

All other shareholders paid $.05 per share.

Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

SHAREHOLDERS DETAILED LIST

July 31st 2007

ALL COMMON STOCK

SHAREHOLDER	Issued	Shares	Percent	Compensation paid for shares

Christian Anthony	3/10/96	90,000.9%		$.05
2720 W Seme
Las Vegas, NV 89109

Donald C. Bradley	10/14/04	20,000.2%		$.05
9116 Covered Wagon Drive	01/06/06	150,000	1.5%	$.05
Las Vegas, NV 89117

Jeff Bradley	12/10/95	90,000.9%		$.05
1522 Marita Dr
Boulder City NY 89005

GlenG. Brow	12/10/95	90,000.9%		$.05
805 Largo Azul
Henderson, NY 89015

Tracy Brow	12/10/95	95,000.95%		$.05
805 Largo Azul
Henderson, NY 89015

Debra Buxton	03/10/96	95,000.95%		$.05
2325 Windmill Pkwy #322
Henderson, NY 89104

Steve Buxton	05/01/96	95,000.95%		$.05
2991 Coconino
Lake Havasu, AZ 86406

Jo Derrick	11/20/94	225,000	2.25%	$.001
928 Lazon Drive
Sandy, UT 84039

Harley Hadley	05/01/96	25,000.25%		$.05
6735 Greengrove Dr
Las Vegas, NV 89103

Lindsi Hadley	05/01/96	25,000.25%		$.05
6735 Greengrove Dr
Las Vegas, NV 89103

Shaun Hadley	11/20/94	250,000	2.50%	$.001
6735 Greengrove Dr
Las Vegas, NV 89103

Ron Hayes	05/01/96	95,000.95%		$.05
P.O. Box 6499
Big Bear Lake CA 92315

Sherri Henderson	11/20/94	225,000	2.25%	$.001
8716 Ida La
Sandy UT 84093

SHAREHOLDER	Issued	Shares	Percent	Compensation paid for shares

John Karter	12/10/94	145,000	1.45%	$.05
2120 Nordick Dr
Sandy UT 84093

Desmond W. Keven	06/01/07	4,000,000	40%	$.0129
3729 W. Desert Inn Road
Las Vegas, NV 89102

Teresa M. Keven	06/01/07	4,000,000	40%	$.0129
3729 W. Desert Inn Road
Las Vegas, NV 89102

Martin L. Kunkel	06/10/96	95,000.95%		$.05
P.O. Box 3785
Las Vegas, NV 89036

Dorothy C. McSweeny	05/01/96	95,000.95%		$.05
P.O. Box 6499
Big Bear Lake CA 92315

James Nagai	06/10/96	95,000.95%		$.05
8386 Vista Colorado St
Las Vegas, NV 89123

Common Free Trading:
Certificates:	17
Shares:	2,000,000
Common Restricted:
Certificates	2
Control Shares:	8,000,000
Total Shareholders:	19
Total Issued and Outstanding:	10,000,000

ITEM 12

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock at a par value of $.00 1 per share.

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of the date of this offering, there were 10,000,000 shares of our common stock issued and outstanding, held by 19 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

ITEM 13

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to be connected with our Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

H. Delbert Walker

Law offices of H. Delbert Walker

8160 Highland Drive

Sandy, Utah 84093

(801) 438-1099

Will pass upon certain legal matters in connection with the validity of the issuance of the share of common stock.

Auditor

Sara Jenkins, CPA

The Blackwing Group, LLC.

18921 G E Valley Parkway

Independence, MO 64055

(816) 813-0098

Has audited the Consolidated Financial Statements of Keven. for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

Transfer Agent

Holladay Stock Transfer,

2939 North 67th Place,

Scottsdale, Arizona 85251

(480) 481-3940

ITEM 14

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

We have adopted provisions on our bylaws that eliminate to the fullest extent permissible under Nevada Revised Statutes, the liability of our directors to the company for monetary damages. Such limitations of liability do not affect the availability of your equitable such as injunctive relief or rescission.

Our bylaws provide that the company shall indemnify our directors and officers to the fullest extent permitted by Nevada law including circumstances in which indemnification is otherwise discretionary under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers and controlling persons of Keven pursuant to the forgoing provisions or otherwise, Keven has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ITEM 15

ORGANIZATION WITHIN LAST FIVE YEARS

On June 1, 2007 Desmond W. Keven and Teresa M. Keven, owners of 2500 shares of common stock representing one hundred percent (100%) of issued and outstanding shares of Keven Investments, a Nevada corporation; DBA Las Vegas Auto Air and Service center, made an exchange of their 2500 shares for 8,000,000 shares of Southern States Land Development; a Nevada corporation. Southern State Land Development name was changed to Keven Investments ..   The 8,000,000 shares represent 80% of the issued and outstanding shares of Keven Investments.

ITEM 16

DESCRIPTION OF BUSINESS

The discussion contained in this prospectus contains "forward-looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they may appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus.

Important factors that could cause or contribute to such differences include those discussed under the caption entitles "Risk Factors," as well as those discussed elsewhere in this registration statement.

Keven has never been in Bankruptcy receivership or similar proceedings.

Keven Investments is a Nevada corporation, DBA Las Vegas Auto Air Service Center established in 1999 by Desmond W. and Teresa M. Keven owners and operators, who purchased the Las Vegas Auto Air and Service Center from John Talman who established the business in 1978. The company is a FULL SERVICE auto air conditioning and auto repair operation complete with an IN-HOUSE parts department. The company services the greater Las Vegas area, which includes Las Vegas, North Las Vegas and Henderson.

The description of Keven's business is divided into two parts:

Part 1.

Summary of the Auto Repair Industry

Part 2.

A presentation of the elements that comprise the Las Vegas Auto Air and Service Center business plan and operations.

PART 1

1.0   The Industry

1.1

Competition. The industry is highly competitive with suppliers having a great deal of power in setting and negotiating the prices of their products and services to repair shops.

The barriers to entry are moderately low, and the large number of competitors in this field, including substitutes (such as a do-it-yourself work) means that the pricing for such services are very competitive. The only way to have an advantage in this industry is a low cost leadership principal applied aggressively through the building of strong, business to customer ties.

Primary competitors are engaged principally in the retail sale of automotive parts, tires and accessories, automotive maintenance and service and the installation of parts. Larger competitors have adopted the "super center" store model, a freestanding, "one-stop" shopping automotive warehouse that features state of the art service bays. These "supercenters" carry thousands of stock-keeping units and serve the automotive aftermarket needs of the "do-it-yourself," the do-it-for me" (automotive service), tire and "buy- for-resale" customer sectors.

2.0   Market Segmentation

The Industry segments its customers by type of car ownership. The facts show the type of car that a person owns says volumes about their driving habits and therefore their repair requirements.

2.1

New car owner: some owners of newer cars are likely not to use the company's garage repair service. If they do have a problem with their car, they will return it to the dealer where they purchased it. These owners take great pride in their cars and will bring them often to the wash. Eventually, as their warranties runs out, the goal will be to sell them on the efficiency, excellent service and price competitiveness of our company's repair services.

2.2

Older luxury cars owner: people who have either owned their high-end luxury cars for some years, or are unable to afford the expense of a brand new luxury car but want the feel of relaxed driving. Both of these groups want to keep their cars in the best shape possible. Those who have bought second-hand cars will often spend many hours in their cars and will place much importance on reliability. These owners will bring their cars in regular service and regular washes.

2.3

Sports car owners: people who are younger, or middle-aged men, and will regard performance as important. They will also pride themselves on the look of their car and if involved in a minor scrape will have the body repaired very quickly, since looks are also important. These people will have regular service and tune-ups on their cars.

2.4

Lifetime owners: many of these people have owned their cars for more than five or six years. They are more likely to be women. They are attached to their cars as friends and though it may be more sensible for them to purchase a new car, they will continue to have repairs done on their "old faithful".

3.0   Market Trends

3.1

The market demand for automotive repair has been relatively stable with steady growth percentages over the past decade. However, the average price per vehicle has seen a steady increase, especially within the last five years due to jump in sales of SUV's. These vehicles, on average, have much higher repair costs per vehicle than any other car being produced today. This has upset the short-term equilibrium of the industry and given incentives for new firms to enter the market.

3.2

Buying patterns. While customers looking to purchase automotive repair services are concerned with price, the primary concern is with building a relationship of trust between themselves and their service provide. A large number of people within the country have experienced or heard of bad service encounters within the market. As a person's car is usually connected in one way or another with that individual's livelihood, a dependable automobile is crucial. Therefore, many clients are willing to pay the costs for a mechanic they feel does a quality job and understands their needs.

An automotive repair company that can anticipate, meet, and even exceed customer's needs can build a defensible position within the market place and acquire a larger market share at the expense of other rivals.

4.0   Service Description

4.0

Repairs Include:

Air conditioning, auto repair and parts

Scheduled maintenance

Wheel alignment, tires and rims. Brake repair.

Comprehensive engine repair Transmission.

5.0   Competition

Many companies compete by employing trained and certified mechanics who are able to engage in customer awareness and interaction. It is the company's professional people who will fulfill the firm's contracts and goals. The largest part of the company's expenses will be in labor costs.

5.1

Super Centers.

Primary competitors are engaged principally in the retail sale of automotive parts, tires and accessories, automotive maintenance and service and the installation of parts. Larger competitors have adopted the "super center" store model, a freestanding, "one-stop" shopping automotive warehouse that features state of the art service bays. These "supercenters" carry thousands of stock-keeping units and serve the automotive aftermarket needs to the "do-it-yourself', the "do-it-for-me" (automotive service), tire and "buy- for-resale" customer sectors.

5.2   Competitive Comparison.

The auto repair industry is highly competitive. Each company within this field has high capital costs, low margins, and a high intensity of competition.

6.0   Customers Primary Concerns.

While customers looking to purchase automotive repair services are concerned with price, the primary concern is with building a relationship of trust between themselves and their service provide. A large number of people within the country have experienced or heard of bad service encounters within the market. As a person's car is usually connected in one way or another with that individual's livelihood, a dependable automobile is crucial. Therefore, many clients are willing to pay a little more for a mechanic they feel does a quality job and understands their needs.

An automotive repair company that can anticipate, meet, and even exceed customer's needs can build a defensible position within the market place and acquire a larger market share at the expense of other rivals.

PART 2

LAS VEGAS AUTO AIR AND SERVICE CENTER

1.0   Objectives

Keven believes it has continuously met its primary objectives to maintain its identity as a "customer satisfaction" operation in addition to increasing its share of metropolitan Las Vegas extraordinary growth. This is achieved by providing high quality, convenient and comprehensive auto air conditioning and auto repair at low cost.

2.0   Mission

Keven considers trust to be the most important aspect of its business and diligently pursues the building of trust through customer satisfaction of the work performed and at the best price.

3.0   Keys to success

The economic growth of the last several years has resulted in increased disposable income. Many people have chosen to spend part of their increased income on their automobiles. As a result, the need for reliable and convenient auto services has substantially risen as well. Keven has positioned itself to capitalize on the growing needs of the working, middle and upper class market for quality auto service in the greater Las Vegas area.

3.1

In the auto repair industry a company builds its client base one customer at a time and mostly through word of mouth marketing. With this is mind, the keys to success for our company are:

•

High-quality work.

•

Constant contact with clients so as to keep them informed about the state of automobile and their repair job progress.

•

Knowledgeable mechanics that are friendly, customer oriented, and who take the time to explain to customer the intricate nature of his automobile problems and our solutions.

Keven has trained and certified mechanics that are able to prove they have superior customer awareness and interaction. It is the company's professional people who will fulfill the firm's contracts and goals. The largest part of the company's expenses will be in labor costs.

4.0   Competition

Keven faces over 400 auto repair and auto parts competitors in the local area. Only a quarter of these competitors offer air conditioning, auto repairs services and auto parts inventories. Among these, only a few are major national chains. The remainders are small privately owned establishments. Keven will compete well by focusing on convenience and offering a high level of customer service.

4.1   Competitive Edge

Keven' believes its edge lies in the vision of its owners, who we believe understand better than many of their rivals that a service visit does not just include repairing a clients car, it includes the entire service experience from the first time a client talks to their mechanic until they decide to stop driving. The long-term profitability of a service firm of this type lies in the repeat customer that finds our services an excellent experience, despite the fact that they usually have suffered an inconvenient breakdown. The company will seek to examine all aspects of the service experience to seek ways to improve its customer satisfaction. In addition, all employees are rigorously trained and retrained to think about customer satisfaction in order to create a self-sustaining company culture that revolves around this issue.

4.2   Services and Parts

Keven competes by providing excellent:

Air conditioning and automotive repairs, and providing parts, all at a competitive price. Such as:

Tires Batteries

New and remanufactured parts for domestic and imported cars, including:

Suspension parts, Ignition parts

Exhaust systems Engines and engine parts

Oil and air filters, belts, hoses, and air-conditioning parts. Lighting

Wiper blades

Brake parts

Chemicals, including oil, Antifreeze, Polishes, Additives, Cleansers and paints. Mobile electronics, including Sound Systems, Alarms, and Remote vehicle starters.

5.0   Market Summary

Keven targets the following market segments:

New car owners

Older luxury cars owners Sports car owners Lifetime owners

6.0   Market Strategy

Keven has a program of marketing its services that include the following:

Flyers

Direct mailers.

Discounts.

Newspaper ads.

Yellow pages.

Referrals through other local businesses. E-mail

Each of these marketing approaches has the advantage of being low cost and creating service awareness. The company's long-term marketing goals are to use local radio and TV ads.

7.0   History of Company

A.

Desmond W. Keven was employed by Las Vegas Dodge from 1977 to 1989: Parts: Runner

Parts: Counter service Assistant Parts Manager

From 1990 to 1995 was:

Parts Manager

Wilden's Pride Dodge (Dave Wilden)

From 1995 to 1998 was:

Parts Service Director

Wilden's Pride Dodge

B ..

John Talman sold Desmond, his turnkey business for 40% of his original asking price and further helped Desmond with bank financing.

D.

Prior to 1999, the business was Las Vegas Auto Air.

E.

In 1998 Desmond added auto repairs and auto parts as an addition to the company's services.

F.

The owner's wife Theresa M. Morris has 20 years experience in the automotive business.  She now handles, Customer Service and In-House Accountant.

7.1   Location

Keven is strategically located at one of the main cross-centers that connect the East to West and North to South areas of the metropolitan Las Vegas.

7.2 Employees

Keven has four employees. Two are certified auto and auto air mechanics.

8.0   Company Facilities

•

4200 Square feet

•

Four Offices

•

Waiting Room

•

4 Repair Bays

•

40 Parking spaces

•

In House Parts Department! Electronic Part Catalogue

8.1   Staff

Desmond W. Keven

General Manager/Sales Service

Teresa M. Keven

Office Manager/In House Accounting and Customer Service

Richard Lynch

Technicians

Michele McCloskey

Technicians

All technicians are certified by:

ASE (Automotive Excellence

MAX (Mobile Air Services)

Since Las Vegas summer average six months long, the company has space and volume of business to employ four additional technicians every summer.

9.0   Customers/Percentage

* New Cars	35%
* Older Cars	60%
* Sports Cars	5%
* Men	60%
* Women	40%

9.1   Customer Income Levels

20% average income

70% middle class income

10% upper class income

9.2   Air conditioning Customer Service

Air Conditioning Repair

80%

Auto repair

20%

Average Sale Between $600 to $700

9.3   Averages

Customers per year

900

Repeat customers per year

200

New customers per year

700

Average sale

$670 to $900

Established customer base

5000

10.0   Rapid and quick turnaround service,

80% on same day.

11.0   Additional Customer Service Includes:

•

Shuttle Service

•

Towing Service (24 hours)

•

Constant contact with customers as to the stage of the repair work.

12.0   Advertising

The company maintains a computer base of over 5000 customers

A direct mail promotion is made every Christmas

Reminders of service required are sent every month

13.0   Future plans

Include the hiring of a service writer and an inventory process, which will free the manager, Desmond W. Keven to arrange parts contracts with auto repair shops that do not have their own parts department.

The company plans to use its network of small auto repair shops to sell them parts in bulk to be delivered when needed and allow the shops to retail them for less than the current prices repair shops pay. Manager, Desmond W. Keven plans to do the same with auto dealerships.

ITEM 17

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of operation for the next twelve months

Plan of Operation

(I)

We believe we can sustain our plan of operation for the next twelve months of cash flow from our current clients. Given that this client base has been expanding providing additional cash flow.

(II)

We intend to actively seek for a suitable, existing automotive parts, and small repair businesses as acquisitions business. We anticipate the terms of any acquisitions will require a combination of cash and stock.

(III)

Being a public company will position us with the ability to raise capital and issue shares for acquisitions and growth opportunities.

Our keys to success and critical factors for the next year are in order of importance;

1.  Continue our expansion-marketing plan.

2.  Increase our customer base.

3.  Use financial control and cash flow planning.

4.  Use the advantage of economics of scale.

We feel our current cash flow is sufficient to accomplish our goals for the next twelve months and will not require raising any additional funds during this time, as we are a service business, and do not require purchases of significant equipment at this time as we have had to in the past.   We expect to hire two additional employees during this time. Our independent accountants have expressed significant doubt as to Keven’s ability to continue as a going concern in their audit report.

Trends

(I)

The major trend is the continuous growth of the greater Las Vegas area since 1947 when it's population was 30,000 residents and over 2,000,000 population in 2007.

(II)

At present there are no material commitments for capital expenditures nor expected sources of funds for such expenditures.

(III)

There are no trends other than listed.

(IV)

There are no causes for any material changes at this time.

(V)

There are no seasonal aspects that could have a material effect on our financial condition or results of operation.

ITEM 18

DESCRIPTION OF PROPERTY

Our executive offices and repair shop is located at 3729 W. Desert Inn Road, Las Vegas, Nevada 89102. The Company does not own any property at the present time and has no agreements to acquire any property.

The space is approximately 4500 square feet, and the lease payment is $ 6913.00 per month.   The lease is a 5 year lease with a 5 year option to renew and expires on October, 2008.  This space is adequate for Keven's needs at this time, and any additional space needed in the future will be able to be obtained on commercially reasonable terms.

ITEM 19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Desmond W. Keven and Teresa M. Keven officers and directors are husband and wife and they exchanged one hu8ndred percent (100%) of their stock, Keven Investments for eighty percent (80%) of the stock of Southern States Land Development whose name was changed then changed to Keven Investments.

We had loans from shareholders; Desmond W. Keven and Teresa M. Keven; for the fiscal year ending June 30, 2006 which were paid in full by June 30, 2007. The loan terms were 8% per annum with monthly payments of $1800 (principal and interest).

A loan from the same shareholders of $65,000 was obtained in the fiscal year ending June 30, 2007. The loan terms are 8% annual rate with monthly payments of $6000 (pricipal and interest) and is listed as a current liability as loan terms require it be paid within a 12 month period.

Our obility to satisfy our obligations depends in part upon its ability to maintain a profitable level of operations, securing short and long-term financing to continue development of its services, and the growth of our customer base. There is no assurance that short and long-term financing can be obtained to fulfill our company

ITEM 20

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price.

Our common stock is not quoted at the present time.

There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. We will request a broker-dealer to make application to the NASD to have the Company's securities traded on the OTC Bulletin Board System or published, in print and electronic media, or either, in the Pink Sheets LLC "Pink Sheet."

The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For the initial listing in the NASD Small Cap market, a company must have net tangible assets of $4 million or market capitalization of $50 million or a net income (in the latest fiscal year or two of the last fiscal years of $750,000, a public float of 1,000,000 shares with a market value of $5 million. The minimum bid price must be $4.00 and there must be 3 market makers. In addition, there must be 300 shareholders holding 100 shares or more, and the company must have an operating history of at least one year or a market capitalization of $50 million.

For continued listing in the NASD Small Cap market, a company must have net tangible assets of$2 million or market capitalization of $35 million or a net income (in the latest fiscal year or two of the last fiscal years) of $500,000 a public float of %00,000 shares with a market value of $1 million. The minimum bid price must be $1.00 and there must be 2 market makers. In addition, there must be 300 shareholders holding 100 shares or more.

Shareholders.

As of 06/0 1/ 2007 there were 19 stock holders of record of our common stock.

This registration is for 2,000,000 shares of common stock held by the 17 shareholders. There are no options, warrants or convertible securities.

ITEM 21

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the executive officers (both cash and non-cash) of Keven for the fiscal year ended December 31, 2006:

Name/Title	Year	Salary	Bonus	Common Stock

Desmond W. Keven	2006	$15,325	NONE	NONE
Teresa M. Keven	2006	$15,325	NONE	NONE

No other individuals received any compensation as an officer or director during the year ended Dec 31, 2006.

Employment Agreement

Currently, we do not have any employment agreements.

Compensation of Directors.

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants.

We have not grated any stock options to any of our directors and officers since inception.

Exercises of Stock Options and Year-end Option Values.

None of our directors or officers have exercised any stock options since inception.

Outstanding Stock Options.

None of our directors or officers hold any options to purchase any shares of our common stock.

ITEM 22

FINANCIAL STATEMENTS

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

CONSOLIDATED AUDITED FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS

ENDED JUNE 30, 2006 AND 2007

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

i

TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS	F-1

CONSOLIDATED FINANCIAL STATEMENTS
F-2
Consolidated Balance Sheets

Consolidated Statements of Income	F-3

Consolidated Statements of Stockholders' Equity	F-5

Consolidated Statements of Cash Flows	F-6

NOTES TO FINANCIAL STATEMENTS	F-7

ii

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325 INDEPENDENCE, MO 64055

816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Keven Investments (Predecessor, Southern States Land Development)

4322 Flaming Ridge Trail

Las Vegas, NV 89147

We have audited the accompanying balance sheet of Keven Investments (Predecessor, Southern States Land Development, Inc.) as of June 30, 2006 and 2007, and the related statements of income and changes in member's equity, and cash flows for the twelve-month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Keven Investments (Predecessor, Southern States Land Development, Inc.) as of June 30, 2006 and 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note J to the financial statements, the Company faces competition from existing companies with considerably more financial resources and business connections. In the event that Company fails to meet the anticipated levels of performance there is significant doubt that the Company will be able to meet the debt obligations related to the non public offering. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note J. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ The Blackwing Group, LLC

Issuing Office: Independence, MO

October 29, 2007

Keven Investments

(Predecessor, Southern States Land Development, Inc.)

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2006 and 2007

ASSETS
	2006	2007
Current Assets
Cash and Cash Equivalents	$22,538	$28,501
Accounts Receivable – Trade (Net allowance of $111 and $112)	22,276	22,478
Inventory	34,803	38,600
Total Current Assets	79,617	89,579

Fixed Assets
Machinery and Equipment	3,590	3,590
Furniture and Fixtures	30,672	30,672
Vehicles	-	15,587
Leasehold Improvements	25,000	25,000
	59,262	74,849
Accumulated Depreciation	(52,189)	(59,729)
Total Fixed Assets	7,073	15,120

Other Assets
Goodwill	50,530	50,530
Accumulated Amortization	(23,583)	(26,952)
Total Other Assets	26,947	23,578

Total Assets	$113,637	$128,277

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	10,855	204
Accrued Payroll Taxes	3,446	4,787
Sales Tax Payable	2,904	3,793
Environment Payable	1,273	42
Note Payable - Bank Midwest	15,500	-
Loans From Shareholders	15,786	64,919
Total Current Liabilities	49,764	73,745

Stockholders' Equity
Capital Stock (10,000,000 issued and outstanding)	7,000	10,000
Additional Paid In Capital	131,209	131,209
Retained Earnings	(74,337)	(86,677)
	63,872	54,532

Total Liabilities and Stockholders' Equity	$113,637	$128,277

See Accountants’ Audit Report

Keven Investments

(Predecessor, Southern States Land Development, Inc.)

CONSOLIDATED INCOME STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDING JUNE 30, 2006 AND 2007

	2006	2007
Income
Sales - Taxable	239,929	215,279
Sales - Non-Taxable	51,753	56,773
Income - Labor	154,377	168,528
Consulting Fees	4,500	100
Deposits Previously Received	(3,886)	(6,104)
Discounts Given to Customer	(9,882)	(17,185)
Total Income	436,792	417,391

Cost of Goods Sold
Material Purchases	142,658	137,917
Labor	56,443	49,535
Freight	1,784	1,094
Supplies	1,578	797
Total Cost of Sales	202,463	189,342

Gross Margin	234,329	228,049

General and Administrative Expenses
Advertising	15,248	15,878
Alarm	-	243
Customer Expense	1,756	368
Consulting	2,000	-
Van Rental	1,500	-
Lease Chevy Tahoe	5,560	5,956
Vehicle Expenses	10,200	8,711
Auto Lease Keven Inv.	6,800	3,774
Bad Debts	1,734	-
Credit Card Fees	345	-
Novux/Discover Charges	88	-
Bank Charges	4,176	5,984
Global Payments	1,411	909
Service Charges - Bank Midwest	2,051	-
Contributions	939	727
Depreciation	8,086	10,909
Amortization	6,738	3,369
Dues and Subscriptions	486	30
Entertainment	2,868	4,434
Insurance - Business	5,589	5,707
Insurance - Officers' Medical	7,362	8,148
Insurance - Officer Life	3,685	5,401
Janitorial	1,743	1,850
Legal and Accounting	2,525	2,050
Repair and Maintenance	1,551	1,838
Miscellaneous	432	643

See Accountants’ Audit Report

Keven Investments

(Predecessor, Southern States Land Development, Inc.)

CONSOLIDATED INCOME STATEMENTS –continued-

FOR THE TWELVE MONTH PERIODS ENDING JUNE 30, 2006 AND 2007

	2006	2007
Office Expenses	2,885	2,967
Office - Home Comp	2,975	3,600
Office Salaries	1,242	203
Wages Minor	3,300	3,600
Officers' Salaries	30,650	29,800
Postage	925	943
Promotions	108	289
Promotions - Meals	1,915	1,530
Rent	81,802	82,958
Taxes and Licenses	1,734	1,015
Payroll Taxes	7,523	5,882
Telephone	4,535	5,960
Travel	3,571	1,090
Uniforms - Laundry	2,207	2,691
Utilities	4,892	5,734
Meals and Entertainment	2,547	933
Business Taxes	317	435
State Disability Employers Ins.	629	629
Workman's Compensation	3,792	4,186
State Unemployment	225	243
Total Expenses	252,647	241,617

Operating Income (Loss)	(18,318)	(13,568)

Other Income (Expense)
Sublet Income	2,201	4,423
Sublet Expenses	(1,257)	(1,763)
Interest Expense	(2,911)	(1,432)
Total Other Income (Expense)	(1,967)	1,227

Net Income (Loss)	$(20,286)	$(12,341)

See Accountants’ Audit Report

Keven Investments

(Predecessor, Southern States Land Development, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTH PERIODS ENDING JUNE 30, 2006 AND 2007

CASH FLOWS FROM OPERATING ACTIVITIES	2006	2007

Net income	$(20,286)	$(12,341)

Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation	8,086	10,909
Amortization	6,738	3,369
(Increase) decrease in:
Accounts Receivable	(4,557)	(202)
Inventory	(25,274)	(3,797)
Increase (decrease) in:
Accounts Payable	(2,669)	(10,651)
Accrued Payroll Taxes	(1,004)	(1,419)
Sales Tax Payable	(154)	(10,651)
Environment Payable	855	(1,231)
Net Cash Provided (Used) By Operating Activities	(38,263)	(26,015)

CASH FLOWS FROM INVESTING ACTIVITIES

Fixed Asset Additions	-	(15,587)
Net Cash (Used) By Investing Activities	-	(15,587)

CASH FLOWS FROM FINANCING ACTIVITIES

Debt Reduction - Bank Midwest	-	(15,500)
Debt Reduction - HFC	(5,216)	-
Disbursements From Bank Midwest	3,277	-
Loans From Shareholders	(10,192)	49,133
Prior Period Adjustments	29,138	12,043
Net Cash (Used) By Financing Activities	17,006	47,565

NET INCREASE (DECREASE) IN CASH	(21,257)	5,964

CASH AT BEGINNING OF PERIOD	43,795	22,538

CASH AT END OF PERIOD	$22,538	$28,501

See Accountants’ Audit Report

Keven Investments

(Predecessor, Southern States Land Development, Inc.)

STATEMENT OF STOCKHOLDERS' EQUITY

ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION

ON AUGUST 18, 1994

(Expressed in US Dollars)

Capital Stock Issued (no par value)	Number of		Additional		Total
	Common	Par	Paid	Deficit	Stockholders'
	Shares	Value	In Capital	Accumulated	Equity (Deficit)

- at August 18, 1994	10,000,000	0.000	131,209	(133,140)	69

- at December 31, 1999	10,000,000	0.001	-		5,000

- at June 30, 2005	10,000,000	0.001	131,209	(54,051)	84,158

- at June 30, 2006	10,000,000	0.001	131,209	(74,337)	63,872

- at June 30, 2007	10,000,000	0.001	128,209	(86,667)	54,532

Net Loss for the period from July 1, 2005
to June 30, 2006	-	-	-	(20,286)	(20,286)

Balance as of June 30, 2006	-	-	-	-	63,872

Net Loss for the period from July 1, 2006
to June 30, 2007	-	-	-	(12,341)	(12,341)

Increase in common stock value as part of merger	-	-	-	-	3,000

Balance as of June 30, 2007	-	-	-	-	54,532

See Accountants’ Audit Report

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Keven Investments (Predecessor, Southern States Land Development, Inc.) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the accompanying financial statements.

Nature of Business and Trade Name

Keven Investments is a Nevada corporation, DBA Las Vegas Auto Air Service Center established in 1999 by Desmond W. and Teresa M. Keven owners and operators who purchased the Las Vegas Auto Air and Services Center from John Toman who established the business in 1978. The company is a full service auto service and repair operation complete with an in-house parts department. The company services the greater Las Vegas area, which includes Las Vegas, North Las Vegas and Henderson.

Southern States Land Development, Inc. was incorporated in the State of Nevada on August 18, 1994. Southern States Land Development, Inc. was established as a property development company for the purposes of investing in and improving land and viable business ventures.

The financials include the accounts of Keven Investments and Southern States Land Development, Inc. up until June 1, 2007 each of these companies were separate and distinct. On June 1, 2007, Southern States Land Development and Keven Investments. merged with Southern States Land Development being the surviving company and changing its name to Keven Investments. Keven’s primary business is auto servicing and repair.

Prior to June 1, 2007, Keven Investments had been a privately owned and operated business with well-established relationships in the Las Vegas Metropolitan area. It was established in 1978 and founded by John Toman who at that time had several years experience in the auto servicing and repair business.

Inventory Valuation

We value our inventory at the lower of cost or market. Market is determined based on net realizable value. Cost is determined on a “first-in, first-out” basis, which approximates actual cost. We have no policy for a reserve for excess and obsolete inventory based on forecasted demand since inventory generally does not become obsolete. Inventory items are generally ordered on a just-in-time basis to minimize inventory due to limited stock space.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated Useful Lives
Machinery and Equipment	5-10	years
Furniture and Fixtures	7-10	years
Vehicles	5-10	years
Leasehold Improvments	10-15	years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For audit purposes, depreciation is computed under the straight-line method.

Depreciation for Leasehold Improvements is calculated using the shorter of the useful life of the improvement or the associated lease term.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Revenue and Cost Recognition

The Company reports income and expenses on the accrual basis of accounting, whereby income is recorded when it is earned and expenses recorded when they are incurred. In this specific industry revenue from jobs is recorded upon completion of automotive repair and/or service. Payment is due when vehicle is picked up or delivered to customer.

Job costs include all direct materials, and labor costs and those indirect costs related to production. Selling, general and administrative costs are charged to expense as incurred.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

Advertising

The Company expenses advertising costs as incurred. For the years ended June 30, 2007 and 2006, advertising expense totaled $15,878 and $15,248, respectively.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements’ estimates or assumptions could have a material impact on Keven Investments’ financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. Keven Investments’ financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Principles of Consolidation

These financial statements include the accounts of both companies. No intercompany balances or transactions exist therefore there were no intercompany balances or transactions to eliminate. These consolidated financial statements are presented based on the generally accepted accounting principle of consolidation and merger. These principles state that a new enterprise is formed when the exchange of stock, or payment of cash or other property, or the issue of debt instruments. Consolidated statements are then presented based on FAS 141, which requires using the purchase method accounting for the presentation of the combined results of operations and financial position of both companies essentially as if the two were a single entity in the periods presented.

Common Stock

The Company has authorized common stock and has not authorized any other form of stock including preferred stock.

Environment Payable

The auto service and repair industry is required to dispose of environmentally harmful waste products in an environmentally friendly way. Therefore, Keven Investments uses a waste disposal service that is certified to dispose of the used oil and other environmentally harmful substances that accumulate from certain types of routine automobile services. The fees that are incurred for the disposal service are recorded in the environment payable account on the balance sheet.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE B – TRANSFER OF SHARES

As part of the merger agreement, on June 1, 2007, Keven Investments transferred Two Thousand Five Hundred (2,500) shares of the stock representing One Hundred Percent (100%) of the authorized and outstanding shares of Keven Investments in exchange for Eight Million (8,000,000) shares of common stock representing Eighty Percent (80%) of the authorized issued and outstanding shares of Southern States Land Development, Inc.

As part of the merger Keven Investments exchanged assets valued at $36,926 for Eight Million (8,000,000) shares of Southern States Land Development, Inc. at a value of .004616 per share. At the time of the merger, Southern States Land Development, Inc., had no assets; therefore the Two Million (2,000,000) shares of Southern States Land Development, Inc. still issued and outstanding had no value at the time of the trade. The resulting increase in shares caused a decrease in the value of the newly issued Eight Million (8,000,000) shares to .003693 cents per share. This resulted in a dilution of .000923 cents per share equal to a .199957 percent dilution.

NOTE C – LIQUIDITY AND RESOURCES

The Company currently has a payable on the books for funds borrowed from the shareholders. The Company also had loans from shareholders from the fiscal year ending June 30, 2006 which were paid in full by the due date of June 30, 2007 The loan terms were agreed upon by the Board and were to repay the loan amounts at an interest rate of eight percent (8%) per annum. Monthly payments of one thousand eight hundred dollars ($1,800) include the interest and principal amounts to be paid.

An additional loan from shareholder was obtained in the fiscal year ending June 30, 2007. The terms for this loan were also agreed upon by the Board which are to repay the loan at an interest rate of eight percent (8%). Monthly payments of six thousand dollars ($6,000) include the interest and principal amounts to be paid. The loan is listed as a current liability due to the fact that the loan terms require that it be repaid within a twelve-month period.

The ability of the Company to satisfy its obligations depends in part upon its ability to maintain a profitable level of operations, securing short and long-term financing to continue development of its services, and the growth of its customer base. There is no assurance that short and long-term financing can be obtained to fulfill the Company’s capital needs.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE D – INVENTORY

Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the first-in, first-out method. The Company’s inventories consist of automotive parts. The Company periodically reviews its inventories and records a provision for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements.

Inventories at June 30, 2006 and 2007 were as $34,803 and $38,600, respectively. A physical inventory count was done during June of 2007. No obsolete inventory was found during this procedure therefore no balance was recorded in the inventory reserve account. Keven Investments has now implemented procedures for an annual count of inventory for the purpose of identifying and recording the effects of obsolete inventory items.

The Company records inventories at the lower of cost or market on a first-in, first-out basis. The Company’s parts inventory is reviewed each month and also when the re-order of the parts is necessary. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. As of the end of the fiscal year June 30, 2007 there was no balance in the reserve account due to the adjustments recorded as a result of the inventory count and an analysis of existing inventory items.

NOTE D – PROPERTY  AND EQUIPMENT

The carrying values of fixed assets as of June 30, 2006 and 2007, were as follows:

	2006	2007
Machinery and Equipment	$3,590	$3,590
Furniture and Fixtures	30,672	30,672
Vehicles	0	15,587
Leasehold Improvements	25,000	25,000
	59,262	74,849
Accumulated Depreciation	(52,189)	(59,729)
	$7,073	$15,120

Depreciation for the periods ended June 30, 2006 and 2007 is $8,086 and $10,909.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE E - GOODWILL

Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements.

SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. In addition, SFAS 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition.

Goodwill is defined as the excess of the cost of an acquisition price over the fair value of acquired net assets which is recorded as an asset and written down only when, and if, impairment if identified and measured, based on future events and conditions. The balance of the goodwill account was established upon the purchase in 1999 of Las Vegas Air Auto and Service Center from the original owner John Talman who established the business in 1978.

On an annual basis after the enactment of FASB 142 management has used its best estimates based on reasonable and supportable assumptions and projections, to review for impairment of goodwill whenever events or changes in circumstances indicated that the carrying amount of goodwill might not be recoverable. Management acknowledges that the entity has tested goodwill for impairment in accordance with the requirements of FASB Statement No. 142 Goodwill and Other Intangible Assets, and impairment losses have been recorded when required.

The determination of fair value of reporting units and the implied fair value of goodwill were based on reasonable and supportable assumptions. For the periods ending June 30, 2006 and 2007, Goodwill had been determined to retain its expected value as of the audit date. Fair value of the Company (only one reporting unit) was determined as follows:

Description	Carrying Value ‘06	Fair Value ‘06	Carrying Value ‘07	Fair Value ‘07
Cash	22,538	22,538	28,501	28,501
Accounts Receivable	22,276	22,276	22,479	22,479
Inventory	34,803	34,803	38,600	38,600
Fixed Assets	7,073	34,020	15,120	38,698
Goodwill	33,685	0	26,947	0
Accounts Payable	(10,855)	(10,855)	(204)	(204)
Other Liabilities	(38,909)	(38,909)	(82,367)	(82,367)
Totals	70,611	63,873	49,076	45,707
Fair Value		63,873		45,707
Implied fair value of goodwill		26,947		23,578
Carrying value of goodwill		33,685		26,947
Impairment loss		6,738		3,369

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE F – INCOME TAXES

The Company (Keven Investments) filed organization paperwork with the State of Nevada. At the time of filing Keven Investments elected and filed to be a C Corporation.

The predecessor company, Southern States Land Development, Inc. filed organization paperwork with the State of Nevada. At the time of filing Southern States Land Development, Inc. elected and filed to be a C Corporation. Since Southern States Land Development, Inc. was strictly a holding corporation until the time of the merger no provision for income tax was made.

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Due to the inherent uncertainty in forecasts and future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets or liabilities for the periods audited.

NOTE G – NOTE PAYABLE

The Company was approved for a line of credit through Bank Midwest. The note was paid off prior to June 30, 2007. The Company has no other notes on the books.

NOTE H – MERGER

A merger occurs when one enterprise acquires all of the net assets of another enterprise through an exchange of stock, payment of cash or other property, or the issue of debt instruments. Southern State Land Development originally authorized and issued Two Million (2,000,000) shares of common stock, which was issued to eighteen (18) shareholders. In a reverse merger the stock disclosures are presented by retroactively stating the equity accounts as of the earliest period presented to give effect to the new capital structure subsequent to the merger. Therefore, the equity section of the financial statements presented reports the total number of shares issued as of June 30, 2006 and 2007 as Ten Million (10,000,000) shares of common stock.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE H – MERGER (continued)

Southern States Land Development, Inc. originally authorized and issued Two Million (2,000,000) shares of common stock, which was issued to eighteen (18) shareholders. Southern States Land Development was originally organized as a holding company, therefore, it contributed no assets or liabilities to the financial statements. Income and expenses for Southern States Land Development for the audited periods have been presented as consulting income and consulting fees. On June 1, 2007 for the purpose of the merger an additional Eight Million shares of common stock were authorized and issued. The merger agreement stipulated that Desmond W. Keven and Teresa M. Keven would exchange Two Thousand Five Hundred (2,500) shares, representing One Hundred Percent (100%) of the issued and outstanding shares of Keven Investments common stock, including its name and assets; for Eight Million (8,000,000) shares of stock of Southern States Land Development, Inc. representing Eighty Percent (80%) of the outstanding shares of common stock for Southern States Land Development. Upon the finalization of this transaction per the agreement, Southern States Land Development, Inc. changed its name to Keven Investments.

These consolidated financial statements reflect the operations of Keven Investmenst during the reflected periods. All equity disclosures have been retroactively restated to give effect to the new capital structure subsequent to the merger.

NOTE I – NET LOSS PER COMMON SHARE

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share.” The weighted –average number of common shares outstanding during each period is used to compute basic loss per share. Basic net loss per common share is based on the weighted-average number of share of common stock of Ten Million (10,000,000) outstanding in the twelve-month periods ending June 30, 2006 and 2007.

Number of shares	Net Loss	Year	Net Loss Per Share
10,000,000	$20,286	2006	..0020
10,000,000	$12,341	2007	..0012

The weighted-average number of common shares outstanding during the period ending June 30, 2007 was calculated by multiplying the number of shares issued for the period ending February 1, 2007 which is Five Hundred Thousand (500,000) by the number of months in the period and dividing the result by twelve (12) the result of that calculation is then added to the result of multiplying the number of shares issued for the period of February 2, 2007 through June 30, 2007 which is Two Million Nine Hundred Thousand (2,900,000) by the number of months in the period and dividing the result by twelve.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE J – GOING CONCERN

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

Management expects to face strong competition from well-established companies and small independent companies. Accordingly, the Company expects to compete on the basis of price (or the value to the customer of the services performed) and, on the basis of their established reputation among customers as a quality provider of management services and our locality of operation. Without a strong performance in the growth process Management expects to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and Management may not have adequate resources without the strong public response anticipated to enable the Company to take advantage of such advances.

NOTE K – ACCOUNTS RECEIVABLE – TRADE

Accounts receivable is defined as amounts due from customers for goods and services provided in the normal course of business operations. Accounts receivable – trade for Keven Investments is the total unpaid invoices on the books at any given time. Currently Keven Investments does not have an allowance for doubtful accounts due to the fact that none of the receivables on the books have been deemed uncollectible.

The receivables that total the amount on the balance sheet are from invoices issued to long time customers that are considered good credit risks and have a history of paying invoices within thirty days (30) of the due date. Therefore we have determined through analysis of past historical experience for this Company the allowance for bad debt should be one half of one percent (.5%) of the receivables listed on the books.

NOTE L – PRIOR PERIOD ADJUSTMENTS

FAS 16 defines a prior period adjustment and clearly states that only the following items shall be excluded from the determination of net income for the current period:

1.

The correction of an error in the financial statements of a prior period

2.

Adjustments that result from realization of income tax benefits of preacquisition operating loss carryforwards of purchased sudsidiaries.

KEVEN INVESTMENTS

(Predecessor, Southern States Land Development, Inc.)

NOTES TO FINANCIAL STATEMENTS

FOR THE TWELVE MONTH PERIODS ENDED JUNE 30, 2006 AND 2007

NOTE L – PRIOR PERIOD ADJUSTMENTS (continued)

The statement of cash flows reflects prior period adjustments of inventory values that were found to be understated due to overstatement of materials purchases in previous years. A complete count of inventory was made in June 2007 allowing the understated amounts to be calculated for the prior period adjustments.

	2006	2007
Retained Earnings July 1	$(54,051)	$(103,475)
Net Income (Loss)	(49,424)	(24,384)
Retained Earnings June 30	$(103,475)	$(127,859)

NOTE M – EQUITY

Only one class of stock has been authorized and issued by Keven Investments. Per financial statement presentation requirements the value of the Ten Million (10,000,000) shares of common stock presented are $7,000 as of June 30, 2006 and $10,000 as of June 30, 2007.

Additional paid in capital has been recorded at the amount of $131,209 as of June 30, 2006 and 2007. Additional paid in capital amounts arise from additional amounts paid by shareholders in the purchase of the original shares of Southern States Land Development.  These funds were used in the search for viable companies to invest in prior to the merger with Keven Investments.

NOTE N – INCOME STATEMENT CLASSIFICATIONS

Sublet Income – Income derived from the sublet agreement classified as other income.

Sublet Expense – Expenses that can be directly linked with sublet area.

Material Purchases – Inventory items used and purchases directly related to work performed during reporting period.

Discounts Given to Customers – A contra income account related to work performed in reporting period.

Deposits Previously Received – Amounts received from customers for potential work to be performed. Deposit amount is initially reported as Sales when paid. When potential customer declines services the deposit amount is refunded to customer and recorded in this contra income account.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There are no changes in and disagreements with accountants.

ITEM 24

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of Keven against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, or employee, or agent of Keven who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in this case, a court of competent jurisdiction determined such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Keven pursuant to the foregoing provisions, Keven has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$6.14
State Filing Fees	$1,480.00
Printing and Engraving Expenses	$900.00
Legal Fees and Expenses	$3,500.00
Accounting Fees and Expenses	$18,500.00
Miscellaneous Expenses	$2,600.00

TOTAL	$26,986.14

Expenses are estimated.

ITEM 26

RECENT ISSUE OF UNREGISTERED SECURITIES

On June 1,2007, Keven Investments exchanged 2,500 shares of common stock representing one hundred percent (100%) of the authorized and issued shares of the privately owned corporation Keven Investments., common stock including its name and assets for 8,000,000 shares of common stock of Southern State Land Development, whose name then changed to Keven Investments ..

Donald Bradley purchased 20,000 shares at $.05 per share on October 14, 2004 and purchased 150,000 shares on January 6, 2006 for $.05 per share. These shares were issued in complience with Section 3 (b) and 4 (1) of the Securities Act of 1933.

Mr. Bradley is not a promotor.

All shares of Common Stock of the company's previously issued have been issued for investment purposes in a "private transaction" and are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares that does not exceed the greater of one percent of then outstanding common stock, or the average weekly trading volume during four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sales of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the three preceding three months, an affiliate of Keven.

These shares were issued without solicitation to friends and relatives of the Company's officers and directors who desired to assist in the building of the Company. The Company had reasonable grounds to believe prior to making an offer to the above investors, and did in fact believe, when said investments were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. All such sales were affected without the aid of underwriters, and no sales commissions were paid. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, in accordance with Rule 144.

AVAILABLE INFORMATION

Keven has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all the amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement, which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public Reference Room by calling the Commission at 1-800-SEC0330. The registration statement is also available at  the website of the Securities and Exchange Commission. Keven intends to become a reporting company and file the required form lOsbl2g and 10k's.

ITEM 27

EXHIBITS

Number and Description

EX 3.1a   Articles of Incorporation *

EX 3.1b   Nevada - Articles of Merger *

EX 3.2     By Laws *

EX 23.1   Auditor’s Consent

EX 5.1 & EX 23.2   Legal Opinion Consent

* Incorporated by reference to the SB-2 filed on September 25, 2007.

ITEM 28

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section 10 (a)(3) of the Securities Act ofl933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the Offering. Non-Applicable to this filing.

(4)  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB- 2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on September 14, 2007

KEVEN INVESTMENTS

(Registrant)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Desmond W. Keven

Desmond W. Keven

President , Director, CEO

Date: December 18, 2007

By: /s/ Teresa M. Keven

Teresa M. Keven

Secretary, Director, CFO

Date: December 18, 2007

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